Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO BEAM THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

by and between

EDITAS MEDICINE, INC.

and

BEAM THERAPEUTICS INC.

May 9, 2018

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of May 9, 2018 (the “Effective Date”), is made by and between Editas Medicine, Inc., a Delaware corporation (“Editas”), and Beam Therapeutics Inc., a Delaware corporation (“Beam”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, Editas is a biotechnology company focused on the application of its industry-leading genome editing technology to the discovery and development of gene editing therapies for the treatment of a broad range of diseases and conditions;

WHEREAS, Beam is a biotechnology company focused on developing precision genetic medicines through base editing;

WHEREAS, Beam wishes to obtain license rights from Editas with respect to certain Editas-controlled Patents and an option to obtain license rights from Editas with respect to other Editas-controlled Patents, each as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless the context otherwise requires, the terms in this Agreement, when used with initial capital letters, shall have the meanings set forth below unless otherwise expressly specified in this Agreement:

“2014 MGH Agreement” means the Exclusive Patent License Agreement [**] by and between The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”) and Editas, dated as of August 29, 2014, as amended by the First Amendment, dated as of June 29, 2015 and the Second Amendment, dated as of November 17, 2016, as may be further amended by such parties from time to time.

“2016 MGH Agreement” means the Exclusive Patent License Agreement [**] by and between MGH and Editas, dated as of August 2, 2016, as may be amended by such parties from time to time.

“[**] License” shall have the meaning set forth in Section 2.5.3.

“[**] Patents” shall have the meaning set forth in Section 2.5.3.

“Additional Licensor” shall have the meaning set forth in Section 2.5.3.

“Affiliate” means, with respect to a Party, any person, corporation, firm, joint venture or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this definition, “control” means the possession of the majority of the ownership, or the power to direct or cause the direction of the management and policies, of an entity, whether through the ownership of the outstanding voting securities thereof, by contract or otherwise.

[**]

[**]

[**]

“Alliance Coordinator” shall have the meaning set forth in Section 3.1.

“Allocation Schedule” means Exhibit A.

“Annual Maintenance Fees” means, with respect to an Institutional In-License, any annual license, maintenance, minimum royalty or similar fees payable by Editas to the applicable Institution under the terms of such Institutional In-License for the maintenance of Editas’s rights thereunder.

“Annual Patent Costs” shall have the meaning set forth in Section 4.6.2.

“Arbitration Request” shall have the meaning set forth in Section 10.3.

“Bankruptcy Laws” shall have the meaning set forth in Section 2.8.

“Base Editing Therapy” means a therapeutic product that utilizes a Base Editor to achieve conversion of the applicable nucleobase.

“Base Editing” means [**].

“Base Editing Window” means a region within [**] nucleotides of a specific polynucleotide sequence bound by the nucleic acid binding protein.

“Base Editor” means [**].

“Beam Common Stock” means shares of common stock, $0.01 par value per share, issued by Beam.

“Beam Indemnitee” shall have the meaning set forth in Section 8.2.

“Beam Patents” means Patents owned or controlled by Beam.

“Beam Preferred Stock” means shares of the same class and series of capital stock issued by Beam to bona fide investors in its most recent convertible preferred stock financing in which Beam raised at least $[**] through the sale and issuance of such stock.

“Beam Series A Shares” shall have the meaning set forth in Section 4.2.

“Breaching Party” shall have the meaning set forth in Section 9.3.

“Broad” means the Broad Institute, Inc.

“Cas9-I Agreement” means the Amended and Restated Cas9-I License Agreement entered into by and among Harvard, Broad and Editas, dated as of December 16, 2016, as amended on March 3, 2017, as may be further amended by such parties from time to time.

“Cas9-II Agreement” means the Cas9-II License Agreement by and between Broad and Editas, dated as of December 16, 2016, as may be amended by such parties from time to time.

“Claims” shall have the meaning set forth in Section 8.1.1.

“Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing, sponsored product or continuing medical education), any other offering for sale, distribution, and sale of a product.

“Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by a Party with respect to an agreed objective, except as otherwise provided in clause (b), such reasonable, diligent and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances taking into account the reasonable allocation of such Party’s resources under the circumstances, and [**].

“Competitive Product” means, with respect to a Licensed Product, a Third Party Base Editing Therapy that is directed to the same target or indication to which such Licensed Product is directed.

“Confidential Information” shall have the meaning set forth in Section 6.1.

“Control” means with respect to any product, Patent or other tangible or intangible intellectual property right, the possession (whether by ownership or license, other than licenses granted pursuant to this Agreement) by a Party or its Affiliate of the ability to grant to the other Party access to, ownership of, or a license or sublicense under, such product, Patent, or other intellectual property without violating the terms of any agreement or other arrangement with any Third Party.

“Cover,” “Covering,” “Covered,” or “Covers” means, as to any subject matter and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such subject matter would infringe such Patent or, as to a pending Patent, the making, using, selling, offering for sale, importation or other practice of such subject matter would infringe such Patent if such Patent were to issue without modification, in each case, without regard to the validity or enforceability of such Patent.

“CPA” shall have the meaning set forth in Section 4.6.2.

“Cpf1 Agreement” means the Cpf1 License Agreement by and between Broad and Editas, dated as of December 16, 2016, as may be amended by such parties from time to time.

“Develop” or “Development” means, with respect to a product, all activities relating to non-clinical and preclinical testing and trials, clinical testing and trials, including clinical trials, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to Regulatory Authorities with respect to such product.

“Disclosing Party” shall have the meaning set forth in Section 6.1.

“Dollars” or “$” means the legal currency of the United States.

“Editas Indemnitee” shall have the meaning set forth in Section 8.1.1.

“Editas-Owned Patents” means the Family of Patents set forth on Exhibit C under the heading [**].

“EMA” means the European Medicines Agency, and any successor entity thereto.

“Executive Officers” means the respective chief executive officers of Editas and Beam.

“Exercise Date” shall have the meaning set forth in Section 4.3.

“Existing Confidentiality Agreement” shall have the meaning set forth in Section 6.6.

“Family” means a group of (a) Licensed Patents or (b) Optioned Patents for which an Option applies (or formerly applied). Families are categorized based on subject matter and inventorship as set forth in Exhibits B and C.

“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

“Field” means the use (including the manufacture, Development and Commercialization) of Base Editing Therapies for the treatment of any field of human diseases or conditions other than (a) the [**], (b) the [**] and (c) [**].

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency, division, board or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

“Harvard” means the President and Fellows of Harvard College.

“HHMI” means the Howard Hughes Medical Institute.

“HHMI Names” shall have the meaning set forth in Section 6.5.

“IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a clinical trial application in the European Union).

“Indemnified Party” shall have the meaning set forth in Section 8.3.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Infringement Action” shall have the meaning set forth in Section 5.2.2.

“Initial Fee” shall have the meaning set forth in Section 4.1.

“Initial Public Offering” means the initial public offering and sale of Beam Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Institution” initially means each of Harvard, Broad and MGH and shall be expanded to include any Additional Licensor as required by Section 2.5.3.

“Institution Indemnitees” shall have the meaning set forth in Section 8.1.3.

“Institution Names” shall have the meaning set forth in Section 6.5.

“Institutional In-Licenses” means the 2014 MGH Agreement, the 2016 MGH Agreement, the Cas9-I Agreement, the Cas9-II Agreement, the Cpfl Agreement, and any Additional Cas9 Licenses deemed to be an Institutional In-License pursuant to Section 2.5.3.

“Institutional Milestone” means any commercial, regulatory, development, sales or other milestone event triggering an Institutional Milestone Payment under an Institutional In-License.

“Institutional Milestone Payment” means, with respect to a Licensed Product Covered by an Institutional Patent, a payment payable by Editas to an Institution with respect to achievement of an Institutional Milestone by such Licensed Product under the terms of an Institutional In-License after the application of any offsets, reductions, deductions or adjustments to such milestone payment allowable pursuant to the terms of such Institutional In-License.

“Institutional Patents” means, at any given time, all Licensed Patents, if any, other than the Editas-Owned Patents.

“Institutional Royalty Rate” means, with respect to a Licensed Product Covered by an Institutional Patent, the royalty rate payable by Editas to an Institution with respect to net sales of such Licensed Product under the terms of an Institutional In-License, calculated pursuant to the terms thereof (including, as applicable, any offsets, reductions, deductions or adjustment to such royalty rate allowable pursuant to the terms of such Institutional In-License).

“Institutional Sublicense Income Payment” means, on an Institutional In-License-by-Institutional In-License basis, “Sublicense Income” as defined in such Institutional In-License that is payable by Editas to an Institution under such Institutional In-License.

“Iowa” means the University of Iowa Research Foundation.

[**]

[**]

[**]

“Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Governmental Authorities (including any Regulatory Authorities) that may be in effect from time to time in any country or jurisdiction of the Territory.

“Licensed Patents” means (a) (i) the Patents set forth on Exhibit B, as may be amended or supplemented in writing by the Parties from time to time in accordance with this Agreement, (ii) any substitutions, divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit B), substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of Patents issuing on continuation-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit B) and any reissues, reexaminations or extensions thereof, in each case, that are Controlled by Editas or its Affiliates during the Term and (b) any Optioned Patents for which Beam properly exercises its Option pursuant to Section 2.5.1.

“Licensed Product” means any (a) Base Editing Therapy the making, using, selling, offering for sale, exporting or importing of which is Covered by a Valid Claim of a Licensed Patent or (b) any Base Editing Therapy that is a (i) Product (as defined in the 2014 MGH Agreement or 2016 MGH Agreement, as applicable) or (ii) an Enabled Product, Enabled Service or Licensed Service (each as defined in the Cas9-I Agreement, Cas9-II Agreement or Cpf1 Agreement, as applicable) during the applicable period of time that royalties are due under the applicable Institutional In-License on the sale of such Base Editing Therapy under this Agreement.

“Losses” shall have the meaning set forth in Section 8.1.1.

“Major Markets” means each of the United States, Japan, United Kingdom, Germany, France, Italy and Spain.

“MGH” shall have the meaning set forth in the definition of “2016 MGH Agreement.”

“MGH Indemnitees” shall have the meaning set forth in Section 8.1.2.

“MIT” means the Massachusetts Institute of Technology.

“Net Sales” means the gross amount billed or invoiced by or on behalf of Beam, its Affiliates, sublicensees and any Affiliates of such sublicensees (in each case, the “Invoicing Entity”) or if not billed or invoiced the gross amount received by the Invoicing Entity, on sales, leases, uses or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price:

(a) customary trade, quantity or cash discounts to the extent actually allowed and taken;

(b) amounts actually repaid or credited by reason of rejection, return or recall of any previously sold, leased or otherwise transferred Licensed Products;

(c) rebates granted or given;

(d) allowances for non-collectible receivables;

(e) customer freight charges that are paid by or on behalf of the Invoicing Entity; and

(f) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income;

provided that:

(i) in no event shall the aggregate amount of all deductions made pursuant to clauses (d) and (e) above in any calendar quarter exceed [**] percent ([**]) of Net Sales in such calendar quarter;

(ii) Net Sales shall not include (1) sales or other transfers of any Licensed Product used for clinical trials or other research, or (2) donations for charity or compassionate use for which an Invoicing Entity does not receive consideration;

(iii) in any transfers of Licensed Products between an Invoicing Entity and an Affiliate or sublicensee of such Invoicing Entity not for the purpose of resale by such Affiliate or sublicensee, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

(iv) in the event that (1) an Invoicing Entity receives non-cash consideration for any Licensed Products, (2) an Invoicing Entity sells Licensed Products in a transaction not at arm’s length with a non-Affiliate of an Invoicing Entity, or (3) any Licensed Product is sold by an Invoicing Entity at a discounted price that is substantially lower than the customary prices charged by such Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business, provided that, if a Licensed Product is sold under circumstances in which the discounted price is the result of market forces and not a quid pro quo for value other than the monetary consideration charged in such sale of Licensed Product, such discounted price shall be deemed to be a customary price;

(v) with respect to any provision hereof requiring a calculation of fair market value, assuming an arm’s length transaction made in the ordinary course of business, Invoicing Entity may use the average price of the relevant Licensed Product sold for cash during the relevant period in the relevant country; and

(vi) sales of Licensed Products by an Invoicing Entity to its Affiliate or a sublicensee for resale by such Affiliate or sublicensee shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount billed or invoiced by such Affiliate or sublicensee upon resale of such Licensed Products any third party that is not an Affiliate or sublicensee of the Invoicing Entity.

“Non-Breaching Party” shall have the meaning set forth in Section 9.3.

“Non-Exclusive Targets” means [**].

[**]

“Option” shall have the meaning set forth in Section 2.5.1.

“Option Exercise Payment” shall have the meaning set forth in Section 4.3.

“Option Period” means, on a Family of Optioned Patents-by-Family of Optioned Patents basis, the Effective Date through the earliest of: (a) filing the first Biologics License Application or foreign equivalent for a Licensed Product Covered by an Optioned Patent within such Family, (b) the tenth anniversary of the Effective Date and (c) the termination of Editas’s license to such Family of Optioned Patents as contemplated by Section 2.3 of this Agreement.

“Optioned Patents” means (a) the Patents set forth on Exhibit C, as may be amended or supplemented in writing by the Parties from time to time in accordance with this Agreement, (b) any substitutions, divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit C), substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of Patents issuing on continuations-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit C) and any reissues, reexaminations or extensions thereof, in each case, that are Controlled by Editas or its Affiliates during the Term. For the avoidance of doubt, “Optioned Patents” do not include Additional Cas9 Patents.

“Other IP” shall have the meaning set forth in Section 5.2.5.

“Pass-Through Amount” shall have the meaning set forth in Section 4.11.

“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, (c) foreign counterparts of any of the foregoing, (d) all applications claiming priority to any of the foregoing, (e) any patents issuing on any patent application identified in clauses (a) through (e), (f) any application to which any of the foregoing claim priority and (g) any application that claims common priority with any of the foregoing.

“Patent-Based Exclusivity” means, with respect to a Licensed Product in a country in the Territory, that at least one Valid Claim of the Licensed Patents Covers such Licensed Product in such country.

“Patent Challenge” means any direct or indirect dispute or challenge, or any knowing, willful or reckless assistance in the dispute or challenge, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Subject Patent or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Subject Patents, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration including by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action; provided, however, that the term Patent Challenge shall not include (a) Beam or any of its Affiliates or sublicensees being an essential party in any patent interference proceeding before the United States Patent and Trademark Office, which interference Beam or its applicable Affiliate or sublicensee acts in good faith to try to settle or (b) Beam or any of its Affiliates or sublicensees, due to its status as an exclusive licensee of patent rights other than the Subject Patents, being named by the licensor of such patent rights as a real party in interest in such an interference, so long as Beam or its applicable Affiliate or sublicensee either abstains from participation in, or acts in good faith to settle, the interference. For clarity, a Patent Challenge shall not include arguments made by Beam that (x) distinguish the inventions claimed in Beam Patents from those claimed in the Subject Patents but (y) do not disparage the Subject Patents or raise any issue of Subject Patents’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Beam Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Beam Patents have been challenged.

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of the Subject Patents, whether incurred prior to or after the Effective Date, including fees and expenses reimbursed by Editas to the Institutions pursuant to the Institutional In-Licenses, as determined in accordance with GAAP.

“Per Share Price” means (a) with respect to Beam Preferred Stock, the greater of (i) $[**] and (ii) the price per share of Beam Preferred Stock then most recently paid by the cash purchasers thereof and (b) with respect to Beam Common Stock, the volume weighted average closing price of shares of Beam Common Stock for the 10-day period ending on the end of the last trading day of Beam Common Stock prior to the date of issuance.

“Person” means any individual, incorporated or unincorporated organization or association, Governmental Authority, or other entity.

“Prosecution and Maintenance” means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations and reissues, with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar post-grant proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

“Receiving Party” shall have the meaning set forth in Section 6.1.

“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority for the marketing and sale of a product for a particular indication in a country in the Territory.

“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval in such country, including the EMA and any successor(s) thereto.

“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, marketing authorizations or other written materials, correspondence, submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture or Commercialize the Licensed Products in the Field in a particular country.

“Rockefeller” means The Rockefeller University.

“Royalty Term” means, as to a Licensed Product and a country, the period commencing on the date of the first sale by Beam, its Affiliates, licensees, or sublicensees of the relevant Licensed Product in the relevant country and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the later of the following:

(a) with respect to a Licensed Product not Covered by an Editas-Owned Patent, the expiration of the last-to-expire royalty term under any Institutional In-Licenses that is applicable to such Licensed Product in such country; and

(b) with respect to a Licensed Product Covered by an Editas-Owned Patent, the later of (i) the expiration of Patent-Based Exclusivity with respect to such Licensed Product in such country and (ii) the expiration of the last-to-expire royalty term under any Institutional In-Licenses that is applicable to such Licensed Product in such country.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

“Stock Purchase Agreement” means that certain Amended and Restated Series A Preferred Stock Purchase Agreement, by and among Beam and the purchasers named therein, dated as of February 9, 2018.

“Subject Patents” means the Licensed Patents and the Optioned Patents.

“Territory” means worldwide.

“Third Party” means any Person other than Editas, Beam or any Affiliate of either Party.

“Transaction Agreements” shall have the meaning set forth in Section 4.2.

“UTokyo” means the University of Tokyo.

“Valid Claim” means (a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer, or (b) a claim of a pending patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than [**] years from the date of filing of the earliest patent application to which such pending patent application claims priority.

“Wageningen” means Wageningen University.

1.2 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Exhibits shall refer to the particular Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement:

1.2.1 any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein),

1.2.2 any reference to any Law refers to such Law as from time to time enacted, repealed or amended,

1.2.3 the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;”

1.2.4 the word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, calendar quarter or calendar year unless otherwise specified (and “annual” or “annually” refer to a calendar year);

1.2.5 the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement;

1.2.6 the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Exhibits);

1.2.7 the word “or” shall have its inclusive meaning identified with the phrase “and/or;”

1.2.8 the words “will” and “shall” shall have the same obligatory meaning;

1.2.9 provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise;

1.2.10 the word “sublicensee”, when used to refer to Beam’s sublicensees, shall include any Third Party that Editas enters into a direct license with pursuant to Section 2.4;

1.2.11 words of any gender include the other gender; and

1.2.12 words using the singular or plural number also include the plural or singular number, respectively.

ARTICLE 2

LICENSE AND OPTIONS

2.1 License Grants to Beam.

2.1.1 Exclusive License. Subject to the terms and conditions of this Agreement, commencing on the Effective Date, Editas hereby grants to Beam an exclusive (even as to Editas and its Affiliates) right and license in the Field in the Territory, with the right to grant sublicenses subject to Section 2.4, under Editas’s right, title and interest in the Licensed Patents to Develop, Commercialize, make, have made, use, offer for sale, sell and import Licensed Products. Beam hereby acknowledges and agrees that Editas’s right, title and interest in the Licensed Patents licensed by Editas pursuant to the Cas9-I Agreement, the Cas9-II Agreement and the Cpf1 Agreement are non-exclusive with respect to the Non-Exclusive Targets.

2.1.2 Research License. Subject to the terms and conditions of this Agreement, Editas hereby grants to Beam a royalty-free, non-exclusive right and license, without any right to grant sublicenses, under Editas’s right, title and interest in each Optioned Patent to perform research activities in the Field, provided that the license granted hereunder shall expire with respect to each Family of Optioned Patents upon the expiration of the Option Period therefor.

2.1.3 Updates to the Field. In the event that, at any time during the Term of this Agreement, Editas becomes able to grant to Beam any additional rights in the Field [**], (a) Editas shall promptly (but in any event within [**] days) notify Beam in writing of the availability and description of all such additional rights (or, if Editas does not provide such notification, but Beam becomes aware of the availability or such additional rights through information available to it, Beam may so notify Editas) and (b) unless Beam requests otherwise within [**] days after receiving such notice from Editas (as applicable), (i) the definition of [**] or [**], as applicable, under this Agreement shall be deemed amended to reflect the less expansive field under which [**] or [**] has [**] rights under the Licensed Patents and (ii) the definition of “Field” hereunder shall be deemed accordingly amended to include the applicable additional [**] rights; provided that in the event the additional rights available to Editas in the [**] or [**] permit such rights to be used for some, but not all, uses in the Field under this Agreement, the definition of “Field” hereunder shall be deemed amended only to the extent of such rights available to Editas at such time. The Parties shall take all reasonable actions, if any, necessary to effect or further document the amendments in clause (b) of the preceding sentence. For clarity, nothing in this Section 2.1.3 shall, or is intended to, (i) result in any fewer or diminished rights being granted to Beam under this Agreement, (ii) conflict with [**] or (iii) permit Beam’s use of the Licensed Patents or Optioned Patents outside of the Development or Commercialization of Base Editing Therapies.

2.1.4 Additional Licensed Patents. In the event that, during the Term of this Agreement, a Party becomes aware of any issued Patent (whether such Patent issued prior to or after the Effective Date) Controlled by Editas or by an Affiliate of Editas that was an Affiliate of Editas as of the Effective Date that (a) is not set forth on Exhibit B or Exhibit C, (b) was so Controlled as of the Effective Date and (c) Covers the development, use, manufacture or sale of a Base Editing Therapy in the Field in the Territory, such Party shall notify the other Party and upon Beam’s request, the Parties shall, subject to Editas’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and the Parties’ reasonable agreement on the Family of Patents to which such issued Patent belongs, take all necessary actions to make such issued Patent a Licensed Patent or Optioned Patent hereunder as applicable, including amending Exhibit B or Exhibit C of this Agreement to include such issued Patent, including the appropriate Family in Exhibit B or Exhibit C in which such issued Patent should be listed, if applicable. If the Parties are unable to agree on the Family of Patents to which a Patent belongs as provided in the immediately preceding sentence within [**] days following Beam’s request to have such Patent be a Licensed Patent or Optioned Patent hereunder, then such matter shall be determined in accordance with Section 10.2. For the avoidance of doubt, in the event that a Patent is made an Optioned Patent in a Family for which the applicable Option has been exercised prior to the date that such Patent is listed in such Family, such Patent shall, upon being listed in such Family, automatically be deemed licensed hereunder with such Family without any obligation to make any additional Option Exercise Payment with respect to such Patent.

2.2 Institutional In-Licenses. Beam acknowledges and agrees that the rights, licenses and sublicenses granted by Editas to Beam in this Agreement (including any rights to sublicense) are subject to the terms of the Institutional In-Licenses and the rights granted to the Institutions thereunder, the scope of the licenses granted to Editas or the applicable Affiliate thereunder and the rights retained by such Institutions and any other Third Parties (including Governmental Authorities) set forth therein, including (a) Sections 2.1, 2.2, 2.5, 2.6 2.8, 2.9, 2.10 and 10.3.1.2 of the Cas9-I Agreement, (b) Sections 2.1, 2.2, 2.5, 2.6, 2.8, 2.9, 2.10 and 10.3.1.2 of the Cas9-II Agreement, (c) Sections 2.1, 2.2, 2.5, 2.6, 2.8, 2.9, 2.10 and 10.3.1.2 of the Cpf1 Agreement, (d) Sections 2.1(a), 2.3 and 2.4 of the 2014 MGH Agreement and (e) Sections 2.1(a), 2.3 and 2.4 of the 2016 MGH Agreement (in each case ((a) - (e)), to the extent the Patents licensed under such Institutional In-License(s) are Subject Patents hereunder). At Editas’s request, Beam shall use Commercially Reasonable Efforts to, and cause its sublicensed Affiliates and all sublicensees to use Commercially Reasonable Efforts to, take such actions, as may be required to assist Editas in complying with its obligations under the applicable Institutional In-Licenses solely to the extent applicable to Beam’s rights or obligations under this Agreement, including (v) Sections 4.5.3, 8.1, 9.2.3 and 11.2 of the Cas9-I Agreement, (w) and Sections 4.5.3, 8.1, 9.2.3 and 11.2 of the Cas9-II Agreement, (x) Sections 4.4.3, 8.1, 9.2.3 and 11.2 of the Cpf1 Agreement, (y) Sections 10.5, 11.1, and 12.7 of the 2014 MGH Agreement and (z) Sections 10.5, 11.1, and 12.7 of the 2016 MGH Agreement (in each case ((v) – (z)), to the extent the Patents licensed under such Institutional In-License(s) are Subject Patents hereunder).

2.3 Termination of Institutional In-Licenses.

2.3.1 Beam acknowledges and agrees that, if any of the licenses granted to Editas by Harvard and/or Broad under the Cas9-I Agreement, the Cas9-II Agreement and/or the Cpf1 Agreement is terminated, in whole or in part, including due to any failure by Editas and Beam, and their Affiliates and sublicensees, to meet any of the diligence obligations (including any diligence milestone) set forth in any of those Institutional In-Licenses, then (a) if at the time of such termination, any Patents licensed under such terminated license are Optioned Patents hereunder, then Beam’s Option with respect to such Optioned Patents shall immediately terminate and (b) if at the time of such termination, the Patents licensed under such terminated license are Licensed Patents hereunder, then Beam’s license under such terminated license(s) shall automatically terminate [**] days following the effective date of termination of the Cas9-I Agreement, the Cas9-II Agreement and/or Cpfl Agreement, as applicable, subject to Beam’s right to receive a direct license from Harvard and/or Broad pursuant to Section 10.3.1.2 of the Cas9-I Agreement, the Cas9-II Agreement and/or the Cpf1 Agreement, as applicable.

2.3.2 Beam acknowledges and agrees that, if any of the licenses granted to Editas by MGH under the 2014 MGH Agreement or the 2016 MGH Agreement is terminated, in whole or in part, including due to any failure by Editas and Beam, and their Affiliates and sublicensees, to meet any of the diligence obligations (including any diligence milestone) set forth in any of those Agreements, then, at the time of such termination, this Agreement shall be deemed assigned in part by Editas to MGH solely with respect to the Licensed Patents licensed under such terminated license and related rights and obligations as set forth in Section 10.8 of the 2014 MGH Agreement and Section 10.8 of the 2016 MGH Agreement. Editas shall take all actions reasonably required to effect any assignment to MGH under this Section 2.3.2.

2.4 Beam’s Sublicensing Rights. Beam shall have the right to grant sublicenses under the rights granted to it under Section 2.1.1 to any of its Affiliates and Third Parties. Beam shall provide Editas with a fully-executed copy of any agreement (which Beam may redact as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof. If Beam grants a sublicense, the terms and conditions of this Agreement and the Institutional In-Licenses that are applicable to sublicensees shall apply to such sublicensee to the same extent as they apply to Beam. Beam assumes full responsibility, and shall remain primarily liable, for causing the performance of all obligations of each Beam Affiliate and sublicensee to which it grants a sublicense, and will itself pay and account to Editas for all payments due under this Agreement by reason of operation of any such sublicense. Notwithstanding the foregoing, unless and until the receipt of written agreement by the applicable Institutions to permit further sublicensing to a Third Party, Beam shall not have the right to grant any sublicenses (other than to Affiliates of Beam and other than as may be agreed in writing by the applicable Institutions, in each case subject to all restrictions on the granting of sublicenses herein). In the event and to the extent that an Institution does not permit further sublicensing to a Third Party by Beam without the payment of material additional consideration, then upon Beam’s request at any time during the Term, Editas shall grant, without further consideration, a direct license to such Third Party as Beam directs, as and to the extent permitted under Editas’s obligations to the applicable Institutions and provided such direct license is within the scope of Beam’s licenses granted under Section 2.1.1 and provided further, that any sale or transfer of Licensed Products by such direct sublicensee under such direct sublicense shall be included in Net Sales hereunder, and provided even further that Editas does not incur any additional obligations or expenses under the terms of such grant.

2.5 Option.

2.5.1 Grant of Option. Editas hereby grants to Beam an exclusive option to obtain the license set forth in Section 2.1.1 with respect to each Family of Optioned Patents, exercisable on a Family-by-Family basis at any time during the applicable Option Period (each, an “Option”) by providing written notice of exercise to Editas and paying the Option Exercise Payment for such Family in accordance with Section 4.3. Upon exercise of an Option with respect to a Family of Optioned Patents, all Patents in such Family shall become Licensed Patents and shall be added to Exhibit B; provided that, for clarity, the failure to add such Patents to Exhibit B shall not affect their status as Licensed Patents under this Agreement. Beam hereby acknowledges and agrees that Editas’s right, title and interest in the Optioned Patents licensed by Editas pursuant to the Cas9-I Agreement, the Cas9-II Agreement and the Cpf1 Agreement are non-exclusive with respect to the Non-Exclusive Targets.

2.5.2 Expiration. Each of Beam’s Options hereunder shall expire on the expiration of the applicable Option Period, upon which expiration the applicable Family of Optioned Patents shall cease to be Optioned Patents under this Agreement.

2.5.3 [**] Patents. If during the Term, Editas or its Affiliates (other than any person or entity that acquires all or any part of Editas or an Affiliate of Editas, and any affiliates of such person or entity) enters into a license agreement for the license of one or more Patents set forth on Exhibit D (collectively, the “[**] Patents”), then, Editas shall promptly provide to Beam a written description of such [**] Patents, together with a true and correct copy of the license or other agreement pursuant to which Editas licensed such [**] Patents (each such license, an “[**] License,” and the licensor thereunder an “Additional Licensor”) (which Editas may redact as to terms not material to a sublicensee thereunder). Editas or its applicable Affiliate will use commercially reasonable efforts to obtain sublicensing rights in any such license to any [**] Patents of a scope that would permit Beam to elect to receive a sublicense of such rights under this Section 2.5.3. If such agreement permits the sublicensing of rights to Beam, then (a) if Beam has previously exercised its Option with respect to the Family of Optioned Patents set forth on Exhibit C under the heading [**] Beam may elect, by written notice delivered to Editas within [**] days after Beam’s receipt of such [**] License, to receive a sublicense of rights granted under such [**] License, and thereafter (i) such [**] License shall become an Institutional In-License hereunder, (ii) the Additional Licensor shall become an Institution hereunder and (iii) the [**] Patents shall become Licensed Patents hereunder and shall be added to Exhibit B or (b) if Beam has not previously exercised its Option with respect to the [**] Patent Family and the Option Period for such Family has not yet expired, Beam shall have the right, exercisable if and at the time of Beam’s exercise of its Option with respect to the [**] Patent Family, to receive a sublicense of rights granted under such [**] License, in which case upon exercise of such Option and payment of the applicable fee, (i) such [**] License shall become an Institutional In-License hereunder, (ii) the Additional Licensor shall become an Institution hereunder and (iii) the [**] Patents shall become Licensed Patents hereunder and shall be added to Exhibit B, provided in each case ((a) and (b)), that the [**] Patents will only be included in the Licensed Patents if Beam agrees in writing to assume and perform any pass-through financial obligations and other obligations applicable to sublicensees under such [**] License.

2.6 No Grant of Rights to Third Parties; Inclusive Innovation Model.

2.6.1 Except for (a) licenses to Institutions for research and education purposes or (b) subject to Section 2.6.2, under the Cas9-I Agreement, Cas9-II Agreement and the Cpf1 Agreement, exclusive or non-exclusive licenses granted by an Institution to a Third Party making a Bona Fide Proposal (as defined in such Institutional In-Licenses) to an Institution under Section 2.6 of such Institutional In-Licenses, in each case of clauses (a) and (b), as required under any Institutional In-License, Editas shall not itself exercise, nor grant to any Third Party, rights to the Subject Patents that are inconsistent with or that would interfere with the grant of the rights, Option and licenses granted or potentially to be granted to Beam hereunder.

2.6.2 In the event that an Institution provides Editas with a Proposed Product Notice or a Proposed Broad Target Notice (each as defined in the applicable Institutional In-License to which such Institution is a Party) for a potential product or target in the Field, Editas shall promptly notify Beam (but in any event within [**] days after receipt of such notice) and the Parties shall discuss the matter and take such actions as the Parties mutually agree in good faith are reasonably necessary to avoid Beam’s loss of rights to such potential product or target under this Agreement; [**].

2.7 No Implied Licenses; Reservation of Rights. Except as explicitly set forth in this Agreement, neither Party shall acquire under this Agreement any license, intellectual property interest or other rights, by implication or otherwise, under any Patents or other intellectual property rights Controlled by the other Party or its Affiliates. Any rights of Editas not expressly granted to Beam pursuant to this Agreement shall be retained by Editas.

2.8 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the term of this Agreement by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the term of this Agreement by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. All payments owed to Editas under Sections 4.5, 4.6 and 4.7 are, and shall otherwise be deemed to be, for purposes of the Bankruptcy Laws, “royalties” as defined under the Bankruptcy Laws.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1 Alliance Coordinators. Each of the Parties shall appoint one (1) representative possessing a general understanding of this Agreement and of drug product Development to act as the primary point of contact between the Parties with respect to this Agreement (each, a “Alliance Coordinator”). Subject to the foregoing, either Party may replace its Alliance Coordinator at any time with prior notice to the other Party. The Alliance Coordinators shall conduct quarterly in-person meetings or teleconferences, in which the discussions may include (a) the Development, Commercialization and regulatory matters of Licensed Products, (b) general corporate updates with respect to each Party, including updates on each Party’s Patent prosecution efforts and other developments with respect to Licensed Products or Licensed Patents (provided that, neither Party shall be required to disclose any information it considers sensitive concerning areas of its business not related to Licensed Products or Licensed Patents) and (c) the potential for mutually-beneficial business development opportunities (including potential additional partnering and licensing arrangements), and may invite additional personnel from either Party to attend any such meetings or teleconferences. Beam shall update Editas, through the Alliance Coordinators at the quarterly meetings described above in this Section 3.1, with any material program updates related to the Development or Commercialization of the Licensed Products in the Field.

3.2 Diligence; Progress Reports. Beam shall use Commercially Reasonable Efforts (a) to Develop one (1) Licensed Product in each of the Major Markets, including filing the first IND with respect to a Licensed Product within [**] years of the Effective Date and (b) with respect to any Licensed Product that has received Regulatory Approval in a country in the Territory, to Commercialize such Licensed Product in such country. Beam shall provide a written report to Editas on an [**] basis beginning on the [**] anniversary of the Effective Date that reasonably summarizes Beam’s exercise of Commercially Reasonable Efforts under this Section 3.2. In addition, Beam shall promptly notify Editas in the event that the Beam/Harvard License is terminated, which notice shall include the underlying reason for such termination.

3.3 Regulatory Activities. Beam shall have the sole right and responsibility to prepare and file for Regulatory Approval and otherwise obtain and maintain approvals from Regulatory Authorities that are necessary for Development, manufacture and Commercialization of the Licensed Products in the Field in the Territory, and otherwise interact with Regulatory Authorities as appropriate with respect to the Licensed Products. Beam will own all such Regulatory Approvals and other Regulatory Materials for Licensed Products.

ARTICLE 4.

COMPENSATION

4.1 Initial Fee. In partial consideration for the rights granted to Beam hereunder Beam shall pay Editas a one-time, non-refundable, non-creditable payment of One Hundred Eighty Thousand Dollars ($180,000) upon execution of this Agreement (the “Initial Fee”). Such payment shall be allocated between consideration for the rights granted to Beam hereunder and reimbursement for past Patent Costs as set forth on the Allocation Schedule.

4.2 Equity Issuance. In partial consideration for the rights granted hereunder, on the date hereof, Beam shall issue to Editas (for no additional consideration), 1,833,333 shares of Series A-1 Preferred Stock and 1,222,222 shares of Series A-2 Preferred Stock (each as defined in the Stock Purchase Agreement), having an aggregate value, based on the price paid by Beam’s investors for such shares, of $3,666,666 (the “Beam Series A Shares” and such issuance, the “Initial Equity Issuance”). Such aggregate value shall be allocated between [**] and [**]. In connection with such issuance, (a) Beam shall deliver to Editas a certificate, signed by an executive officer of Beam, certifying that the representations and warranties set forth in Section 2 of the Stock Purchase Agreement are true and correct as of the date of such issuance (except as qualified by a disclosure schedule that may be attached to such certificate), provided that, for purposes of such certificate, any representations and warranties regarding the “Shares” (as used in the Stock Purchase Agreement) shall be deemed to be representations and warranties regarding the Beam Series A Shares and all other capitalized terms used in the representations and warranties shall have the definitions set forth in the Stock Purchase Agreement, (b) Editas shall deliver to Beam a certificate, signed by an authorized officer of Editas, certifying that the representations and warranties set forth in Section 3 of the Stock Purchase Agreement are true and correct as of the date of such issuance and (c) Editas shall become a party to the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement (each as defined in the Stock Purchase Agreement and collectively, the “Transaction Agreements”). Beam further agrees that for so long as Editas holds some or all of the Beam Series A Shares or Beam Preferred Stock it shall not (i) amend any of the Transaction Agreements in a manner that would diminish Editas’s rights thereunder, including, changing the definition of Major Investor in the Investors’ Rights Agreement, (ii) execute any waiver under the Transaction Agreements that would waive a right held by Editas under such Transaction Agreements or (iii) amend or restate Beam’s Second Amended and Restated Certificate of Incorporation (as may be amended and/or restated from time to time) in a manner that would diminish any of the rights held by Editas in connection with being a holder of Beam Series A Shares, in each case, without the written consent of Editas; provided that nothing in this sentence shall prohibit, or require Editas’s consent to, an amendment of or waiver under any of the Transaction Agreements or an amendment or restatement of the Beam’s Amended and Restated Certificate of Incorporation that in each case would not affect Editas differently than or in a disproportional manner to other holders of Beam Series A Shares or Beam Preferred Stock, as applicable, even if such effect was adverse.

4.3 Option Exercise Payment. If Beam elects to exercise an Option with respect to a Family of Optioned Patents, Beam shall pay the amount set forth below, calculated on the date that Beam provides notice to Editas of such election (such date, the “Exercise Date” and each such payment, an “Option Exercise Payment”). The applicable Option Exercise Payment shall be payable on a Family-by-Family basis, with each payment becoming payable with respect to the applicable Family when Beam exercises its Option with respect to such Family (i.e., if Beam were to exercise as to all three Families of Optioned Patents after the [**] anniversary of the Effective Date, such exercise payments would in aggregate total [**]. Each Option Exercise Payment shall be allocated between [**] and [**]. Each Option Exercise Payment shall be payable by Beam within [**] days after the applicable Exercise Date. Beam shall have the right, but not the obligation to settle its obligation to make any Option Exercise Payment by issuing to Editas (for no additional consideration) a number of shares of Beam Preferred Stock (or, following an Initial Public Offering of Beam, a number of shares of Beam Common Stock) equal to the quotient of the Option Exercise Payment being settled thereby divided by the Per Share Price, provided, that, (a) if the issuance of such shares occurs prior to the Initial Public Offering of Beam, Beam shall deliver to Editas a certificate, signed by the Executive Officer of Beam, certifying that the representations and warranties set forth in the last stock purchase agreement entered into by Beam and a bona fide cash purchaser of preferred stock are true and correct as of the date of such issuance (except as qualified by a disclosure schedule that may be attached to such certificate), (b) if the issuance of such shares occurs after the Initial Public Offering of Beam and Beam is eligible to file a registration statement on Form S-3, the applicable shares of Beam Common Stock so issued shall be registered by Beam for resale within [**] days after such issuance and (c) if the issuance of such shares would cause Editas to have to consolidate Beam’s financials with its own, as determined in good faith by Editas and in accordance with GAAP, then Beam shall only be permitted to make such payment in shares to the extent that Editas would not have to consolidate Beam’s financial statements with its own, and shall remit the remainder of such Option Exercise Payment in cash.

Exercise Date	Option Exercise Payment (in $ millions)
[**]	[**]
[**]	[**]
[**]	[**]

4.4 Institutional Payments Generally.

4.4.1 With respect to any Institutional Milestone Payments, costs payable by Beam to Editas pursuant to Section 4.6, any Institutional Royalty Rate and any Institutional Sublicense Income Payments, Editas shall use reasonable efforts to avail itself of all applicable reductions to such payments and costs, if any, that are available under the relevant Institutional In-License prior to invoicing Beam for such payment or cost. In the event Beam notifies Editas of reductions to such payments or costs that are available to Editas under an Institutional In-License, Editas shall use reasonable efforts to avail itself of such applicable reductions.

4.4.2 For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Editas, and not Beam, shall be responsible for the payment of any Success Payment (as defined in the applicable Institutional In-License) under the 2016 MGH Agreement, the Cas9-II Agreement or the Cpf1 Agreement.

4.5 Institutional Milestone Payments and Institutional Sublicense Income Payments. With respect to any Licensed Product Covered by an Institutional Patent or any payment made by Beam, its Affiliates or its sublicensees to Editas hereunder, Beam shall pay Editas the full amount of any (i) [**] plus (ii) Institutional Sublicense Income Payment due from Editas to an Institution in connection with any payment made to Editas hereunder (including in the case of both clauses (i) and (ii) any incremental amounts to gross up Editas, such that Editas is not required to pay the Institution any amounts in connection with such Sublicense Income Payment from Editas’s own funds), provided, that in the case of the foregoing clause (ii), Beam shall not be required to make such payment in connection with any Option Exercise Payment, the Initial Fee or the Initial Equity Issuance. Within [**] days after achievement of an Institutional Milestone, Beam shall notify Editas of the achievement of such Institutional Milestone, and shall pay to Editas the full amount of the applicable Institutional Milestone Payment. Beam shall pay to Editas the full amount of any applicable Institutional Sublicense Income Payment within [**] days after receipt of an invoice from Editas therefor.

4.6 Institutional In-License Costs. Beam shall pay to Editas:

4.6.1 [**]% of any Annual Maintenance Fees payable by Editas under any Institutional In-License pursuant to which Editas licenses any Licensed Patents to Beam, within [**] days following receipt of an invoice from Editas therefor; provided that such invoice shall be issued to Beam no sooner than [**] days [**] before Editas owes such Annual Maintenance Fee to the applicable Institution; and

4.6.2 [**]% of Patent Costs incurred by Editas or the Institutions with respect to the Prosecution and Maintenance of the Licensed Patents (the “Annual Patent Costs”), provided however, that Beam’s share of the Annual Patent Costs for the period beginning on the Effective Date and ending on the [**] year anniversary thereof (the “Initial Annual Patent Cost Period”) shall equal $[**]. For years beginning after the Initial Annual Patent Cost Period, Beam shall engage, at Beam’s cost and expense, an independent accounting firm of regionally recognized standing (the “CPA”) selected by Beam and reasonably acceptable to Editas for the purpose of calculating the amount owed to Editas pursuant to this Section 4.6.2, provided, that such calculated amount shall be subject to Editas’s review and confirmation, not to be unreasonably withheld. Such analysis shall be performed [**] per calendar year, promptly after the end of such calendar year, and shall be conducted under appropriate confidentiality and non-use provisions, provided, that the first analysis may cover a period longer than [**] months (but in no event, longer than [**] months) such that the subsequent analysis can begin on the January 1st immediately following the period covered by the first analysis. Editas agrees to provide the CPA with access to relevant portions of books and records reasonably related to Patent Costs, provided, that Editas may redact such portions to the extent not required for such calculation. In addition, the CPA shall have reasonable access, on reasonable notice and during Editas’s normal business hours, to individuals, records and responses to questions from auditors in a timely manner and have the right to make copies of relevant portions of Editas’s books and records;

provided that, any such copies shall be the Confidential Information of Editas. Prior to issuing a final calculation of the Annual Patent Costs, the CPA shall provide a preliminary calculation thereof to Beam and Editas. Thereafter, each Party shall have a reasonable opportunity to review and comment on such preliminary calculation, and to discuss such comments with the CPA and each other. Upon resolution of any disputes regarding such preliminary calculation, the CPA shall issue a final report detailing its calculation of the Annual Patent Costs, provided that such calculation shall be subject to dispute resolution pursuant to Sections 10.2 and 10.3 at Editas’s request. Unless disputed by Editas, Beam shall pay [**]% of the Annual Patent Costs so determined within [**] days following the CPA’s delivery of its final report.

4.7 Royalties. Beam shall pay to Editas royalties on Licensed Products, on a Licensed Product-by-Licensed Product and country-by-country basis, in respect of Net Sales of such Licensed Product during the applicable Royalty Term, at a royalty rate equal to the applicable Institutional Royalty Rate, plus (a) subject to the terms of this Section 4.7, if such Licensed Product is not Covered by an Editas-Owned Patent, [**]% or (b) if such Licensed Product is Covered by an Editas-Owned Patent, the additional royalty amount set forth below.

Aggregate World-Wide Net Sales of Licensed Products per calendar year	Royalty Rate Applicable to such Net Sales
Net Sales up to $[**]	[**]%
(b) Incremental Net Sales greater than $[**]	[**]%

Notwithstanding anything to the contrary in this Agreement, in the event that any license granted to Editas by an Institution under an Institutional In-License is terminated for a reason other than Beam’s material breach of this Agreement and a direct license or assigned license to Beam from such Institution is effected as detailed in Sections 2.3.1 or 2.3.2, if Beam’s financial obligations with respect to a Licensed Product increase under the direct or assigned license (in relation to Beam’s financial obligations with respect to such Licensed Product under this Agreement), the Parties agree that Beam shall be entitled, as its sole and exclusive remedy and Editas’s sole and exclusive liability with respect to such termination, to offset any amount of such increased financial obligations against any royalty owed to Editas with respect to Licensed Products Covered by such Licensed Patent under clause (a) of this Section 4.7 until the entire amount of such increased obligation has been offset, provided, that in no event shall such royalty be reduced to less than [**] ([**]%) of what would otherwise have been due to Editas under such clause (i.e. any [**]% royalty owed may not be decreased below [**]%), provided, further, that Beam shall have the right to carry forward as offsets any portions of such increased financial obligations that cannot be deducted due to the limitation in the immediately preceding proviso to apply against future royalties payable to Editas under clause (a) of this Section 4.7, subject to such limitation in the immediately preceding proviso, until such amounts are fully exhausted.

4.8 Reports and Payment. During the Royalty Term for each Licensed Product, Beam shall provide written unaudited reports to Editas within [**] days after the end of each [**] covering sales of Licensed Products on a product-by-product, country-by-country basis in the Territory by such Party, its Affiliates, licensees, and sublicensees during such [**]. Each such written report shall provide (a) the Net Sales in Dollars and local currency for each Licensed Product in the Territory during the reporting period; (b) the deductions (by deduction category) from gross amounts billed or invoiced taken in calculating such Net Sales; (c) the royalties payable, in Dollars, which shall have accrued hereunder with respect to such Net Sales and (d) to the extent required under any applicable Institutional In-License, the number of units of such Licensed Product(s) sold during the reporting period. In addition, each such written report shall contain such additional information as reasonably requested by Editas in order to satisfy Editas’s reporting obligations to any Institution. The information contained in each report under this Section 4.8 shall be considered Confidential Information of Beam, provided that Editas may share such report with the Institutions as necessary to comply with its obligations under the Institutional In-Licenses, subject to confidentiality and non-use restrictions at least as strict as those that apply to Editas’s confidential information under such applicable Institutional In-License. Concurrent with the delivery of each such report, Beam shall make the royalty payment due to Editas under Section 4.7 for the [**] covered by such report. In the case of transfers or sales of any Licensed Product between Beam and an Affiliate, licensee or sublicensee, a royalty shall be payable only with respect to the sale of such Licensed Product to an independent Third Party that is not an Affiliate, licensee or sublicensee of Beam. Each report to be delivered by Beam pursuant to this Section 4.8 shall be certified in writing on behalf of Beam as true, correct and complete in all material respects with respect to the information required solely to the extent Editas is required to certify in writing that such information is true, correct and complete in a report delivered to an Institution under an Institutional In-License. In addition, during the Royalty Term for each Licensed Product, within [**] days following the end of each [**], Beam will provide Editas a preliminary non-binding good faith report estimating the total Net Sales of, and royalties payable to Editas for, such Licensed Product projected for such [**]; provided that, Beam will have no liability as a result of any disparity between such reports and the reports delivered pursuant to the first sentence of this Section 4.8.

4.9 Payment Method; Late Payments. Payments hereunder, other than payments made in Beam Preferred Stock or Beam Common Stock pursuant to Section 4.3, shall be paid by wire transfer, or electronic funds transfer (EFT) in immediately available funds to a bank account designated by Editas at least [**] days in advance of such payment. Royalties and any other payments required to be paid by Beam pursuant to this Agreement shall, if overdue, bear interest until payment at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal on the first business day after such payment is due, plus [**] percent ([**]%) or, if lower, the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded [**]. The payment of such interest shall not restrict Editas from exercising any other rights it may have because any payment is overdue.

4.10 Currency. All amounts payable and calculations hereunder shall be in Dollars. Conversion of sales recorded in local currencies to Dollars will first be determined in the foreign currency of the country in which such Licensed Products are sold and then converted to Dollars at a [**] day trailing average published by the Wall Street Journal (U.S. editions) for conversion of the foreign currency into Dollars on the last day of the quarter for which such payment is due.

4.11 Taxes and Withholding. If Beam is required to deduct or withhold from any payment due to Editas hereunder any withholding taxes under the Laws or regulations of any jurisdiction or Governmental Authority, then Beam shall pay such withholding taxes to the applicable Governmental Authority and make the payment to Editas of the net amount due after deduction or withholding of such taxes. Such withholding taxes shall be treated for all purposes of this Agreement as having been paid to Editas. Beam shall submit reasonable proof of payment of the withholding taxes within a reasonable period of time after such withholding taxes are remitted to the Governmental Authority. The Parties shall reasonably cooperate to eliminate or minimize any such withholding taxes. Notwithstanding the foregoing, if Beam is required to deduct or withhold withholding taxes from any payment due hereunder that is required to be paid to an Institution under an Institutional In-License (a “Pass-Through Amount”), then the Pass-Through Amount shall be treated as a separate payment and such Pass-Through Amount shall be increased so that the net amount thereof payable to Editas, after the deduction of all withholding taxes directly related to such Pass-Through Amount, equals the Pass-Through Amount; provided, however, that Editas shall take all reasonable best efforts necessary to obtain any lawful reductions or eliminations of such withholding taxes available under Law. Beam shall submit reasonable proof of payment of any withholding taxes within a reasonable period of time after such withholding taxes are remitted to the Governmental Authority.

4.12 Accounting.

4.12.1 Beam agrees to keep, and to require its Affiliates, licensees, and sublicensees to keep, full, clear and accurate records for a minimum period of [**] years after the conclusion of the calendar year in which the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Products sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to the Editas hereunder to be determined.

4.12.2 Beam further agrees, upon not less than [**] days prior written notice, to permit, and to require its Affiliates, licensees, and sublicensees to permit, the books and records relating to such Licensed Product to be examined by an independent accounting firm selected by Editas for the purpose of verifying reports provided by Beam under this this Agreement. Such audit shall not be performed more frequently than once in any [**]-month period or once with respect to any reporting period, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm shall have reasonable access, on reasonable notice and during Beam’s normal business hours to individuals, records and responses to questions from auditors in a timely manner and have the right to make copies of relevant portions of Beam’s books and records; provided that, any such copies shall be the Confidential Information of Beam, shall be protected by appropriate confidentiality obligations and shall not be shared with Editas or any other Person.

4.12.3 Such examination is to be made at the expense of Editas, except if the results of the audit reveal an underpayment of royalties, milestones, or other payments to Editas under this Agreement of [**] percent ([**]%) or more in any calendar year, in which case reasonable audit fees for such examination shall be paid by Beam.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Patent Prosecution. As between the Parties, Editas shall be responsible, at its expense, and shall have the exclusive right, but not the obligation, for preparing, filing, Prosecuting and Maintaining the Subject Patents and for conducting any opposition, reexamination request, nullity action, interference, or other attack upon the validity, title or enforceability thereof. Without limiting the foregoing, Editas shall use Commercially Reasonable Efforts to secure the right to (x) provide Beam with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding Licensed Patents labelled as “Harvard/Liu” Patents on Exhibit B reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (y) keep Beam advised of the status of all material communications, actual and prospective filings or submissions regarding such “Harvard/Liu” Patents, and shall give Beam copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (z) consider in good faith and reasonably incorporate Beam’s comments on material communications, filings and submissions for such “Harvard/Liu” Patents.

5.2 Infringement by Third Parties.

5.2.1 Beam shall promptly notify Editas of any knowledge it acquires of any actual or potential infringement of the Subject Patents by a Third Party. Editas shall promptly notify Beam of any knowledge it acquires of any actual or potential infringement of the Licensed Patents by a Competitive Product of a Third Party.

5.2.2 If any Licensed Patent labelled as a “Harvard/Liu” Patent on Exhibit B is infringed by the manufacture, use, offer for sale, sale or importation of a Competitive Product by a Third Party in any country in the Territory, then Beam shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such patent (an “Infringement Action”), by counsel of its own choice, provided that prior to initiating any such action, Beam shall notify Editas and shall provide evidence to Editas that there is a good faith basis for such action and provided further, that (a) to the extent the Infringement Action implicates an Institutional Patent, Beam’s rights under this Section 5.2.2 shall be at all times subject to the applicable Institutional In-License with respect to an Infringement Action and (b) Beam shall fully cooperate with Editas’s reasonable requests for information or other assistance to enable Editas to comply with its obligations under the applicable Institutional In-License with respect to such Infringement Action.

5.2.3 If any Licensed Patent other than a “Harvard/Liu” Patent that is licensed by Editas under an Institutional In-License is infringed by the manufacture, use, offer for sale, sale or importation of a Competitive Product by a Third Party in any country in the Territory, then Editas shall consider in good faith, but shall not be required to grant, any reasonable request by Beam to enforce such Licensed Patent.

5.2.4 If any Editas-Owned Patent is infringed by the manufacture, use, offer for sale, sale or importation of a Competitive Product by a Third Party in any country in the Territory, then any enforcement of such License Patent shall be subject to Editas’s approval, which Editas may withhold in its sole and absolute discretion.

5.2.5 Notwithstanding anything to the contrary contained herein with respect to any Infringement Action, if Beam owns one or more Patents that cover the Competitive Product (“Other IP”), Beam shall not initiate action under a Licensed Patent unless it (x) also asserts all or a portion of such Other IP or (y) obtains written consent from Editas (which consent, in the case of Institutional Patents, shall be predicated on the consent of the applicable Institution if so required by the applicable Institutional In-License). Beam shall use the same degree of diligence in prosecuting such Infringement Action as it uses or would use in prosecuting infringement of its own Patents.

5.2.6 If in any such Infringement Action brought by Beam as permitted by this Section 5.2, Editas is required to join for standing purposes or in order for Beam to commence or continue any such Infringement Action, then Editas shall join such Infringement Action, at Beam’s expense, and shall be represented in such Infringement Action by counsel of Editas’s choice. To the extent Editas has the right under the applicable Institutional In-License, Editas shall cause the applicable Institution to join any such Infringement Action brought by Beam as permitted by this Section 5.2, where required for standing purposes. The exercise by Beam of the right to bring an Infringement Action shall be subject to and consistent with the terms of all applicable Institutional In-Licenses; provided that, if, under the terms of an applicable Institutional In-License, Editas has an applicable enforcement right as to an Infringement Action that Beam would be permitted to bring by this Section 5.2 that Editas cannot delegate to Beam, then, at Beam’s request and expense, Editas shall exercise such rights in such Infringement Action as directed by Beam. If Beam does not take action in the prosecution, prevention, or termination of any infringement that Beam is permitted to bring pursuant to this Section 5.2, and has not commenced negotiations with the suspected infringer for the discontinuance of said infringement, within [**] days after receipt of notice of the existence of an infringement (or in cases where there is a relevant statutory period during which an Infringement Action must be commenced that would expire prior to the expiration of such [**]-day period and of which Editas has notified Beam promptly after it becomes aware, [**] days prior to the expiration of such relevant statutory period), Editas and Beam shall meet and discuss Beam’s reasons for not initiating a lawsuit or otherwise making or prosecuting an Infringement Action. If after having given due consideration to Beam’s reasons for not bringing such Infringement Action, Editas (or an Institution) desires to initiate a lawsuit or otherwise make or prosecute a claim of infringement with respect to the Competitive Product, Editas shall so notify Beam and Editas (or an Institution) may thereafter institute, prosecute, and control such action. If in any such Infringement Action Beam is required to join for standing purposes or in order for Editas (or an Institution) to commence or continue any such Infringement Action, then Beam shall join such Infringement Action, at Editas’s (or Institution’s), as applicable) expense, and shall be represented in such Infringement Action by counsel of Beam’s choice.

5.2.7 Subject to this Section 5.2.7, the Party prosecuting the Infringement Action shall bear all costs and expenses, including attorneys’ fees, related to such Infringement Action except for those costs and expenses incurred by the non-prosecuting Party or other Person other than at the prosecuting Party’s request, and shall have the sole and exclusive right to elect counsel for such Infringement Action initiated by it pursuant to Section 5.2.2; provided that such counsel is reasonably acceptable to the other Party. The other Party (and/or an Institution) shall have the right to participate in and be represented by counsel of its own selection and at its own expense in any suit instituted under Section 5.2.2 by the other Party for infringement. Each Party agrees to reasonably cooperate (at the prosecuting Party’s request and expense) in any action under Section 5.2.2 that is prosecuted by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the prosecuting Party.

5.2.8 Unless otherwise agreed by the Parties in writing, the amount of any recovery from a proceeding brought under Section 5.2.2 shall first be applied to the out-of-pocket costs of such action incurred by the Party, if any, prosecuting the applicable action, then to the out-of-pocket costs, if any, of the other Party and the Institutions reasonably incurred at the prosecuting Party’s request in accordance with this Section 5.2, and (a) if the prosecuting Party is Beam, its Affiliates or its sublicensees (or Editas as directed by Beam pursuant to Section 5.2.2), any remaining recovery amount shall be treated as Net Sales of the Licensed Product affected by the infringing Competitive Product and Beam shall pay royalties thereon in accordance with Section 4.7 or (b) if the prosecuting party is Editas or an Institution, any remaining recovery amount shall be allocated first to the Institution pursuant to the applicable Institutional In-License and then [**] percent ([**]%) of the remaining amount shall be allocated to Beam and [**] percent ([**]%) to Editas. If in connection with an Infringement Action brought under Section 5.2.2, an Institution is entitled under the applicable Institutional In-License to a portion of any recovery that is greater than the portion of the recovery payable, after costs, to Editas, the Parties will meet and agree in good faith on an alternative sharing of such recovery to that set forth in the immediately preceding sentence that takes into account the amounts payable to the applicable Institutions and results in a consistent allocation of the amounts remaining to Beam and Editas after payment of such amounts to the applicable Institutions.

5.3 Patent Challenge.

5.3.1 Beam shall comply with Section 4.5.3 of the Cas9-I Agreement, Section 4.5.3 of the Cas9-II Agreement, Section 4.4.3 of the Cpf1 Agreement, Section 10.5 of the 2014 MGH Agreement and Section 10.5 of the 2016 MGH Agreement (in each case, to the extent the Patents licensed under such Institutional In-License(s) are Licensed Patents hereunder) and acknowledges that any breach by Beam or its Affiliates or sublicensees of such provisions shall entitle the applicable Institution to certain remedies which if enforced by such Institution shall be passed through to Beam with respect to the Patents licensed under such Existing In-Licenses.

5.3.2 For any Patent Challenge with respect to a Patent that is not subject to Section 5.3.1, in the event that Beam or any of its Affiliates, brings, assumes or participates in or knowingly, willfully or recklessly assists in bringing a Patent Challenge (except if Beam is required to participate in such Patent Challenge pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Beam), then (a) Beam shall provide Editas with at least [**] days’ notice prior to taking any such action and (b) Beam shall pay all reasonable costs, fees and expenses associated with such Patent Challenge that are incurred by Editas, either directly or under the terms of any Institutional In-License, within [**] days after receiving an invoice from Editas for same; (c) if any fees, royalties, milestones or revenues payable under the Institutional In-Licenses increase in amount as a result of such Patent Challenge, Beam agrees to indemnify and hold harmless Editas from any and all such amounts; and (d) at any time after the Patent Challenge is brought, Editas may, at its option, terminate this Agreement according to Section 9.4; provided that if any of subsections (a) through (d) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections. Notwithstanding any provision of this Agreement to the contrary, Beam shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge through its status as licensee under this Agreement, but shall pay all associated costs, fees and expenses as provided in this Section 5.3.2. The Parties agree that any challenge or opposition to a Patent Right by Beam may be detrimental to Editas, and that the above provisions shall constitute reasonable liquidated damages to reasonably compensate Editas for any loss it may incur as a result of Beam taking such action.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

6.1.1 was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

6.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

6.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

6.1.4 was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

6.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize Licensed Products and to grant sublicenses as permitted hereunder); or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, seeking and obtaining Regulatory Approval, conducting non-clinical activities or clinical trials, preparing and submitting INDs to Regulatory Authorities, or is otherwise required by Law or the rules of a recognized stock exchange or automated quotation system applicable to such Party; provided, however, that if a Receiving Party is required by Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; or (c) in communication with existing or prospective investors, consultants, advisors, licensees or collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to in writing by the Parties.

6.3 Publications. Beam and its Affiliates shall have the right to publish or publicly disclose the results generated in the course of performing any research related to the rights it licenses from Editas hereunder, provided that Beam submits the proposed publication or disclosure to Editas for its review at least [**] days prior to the scheduled submission of such proposed publication or public disclosure (including to any journal for review); provided that the review period shall be [**] days prior to presentation or disclosure for posters and abstracts. If, during the applicable review period Editas notifies Beam that such publication or public disclosure contains the Confidential Information of Editas, Beam will remove any such Confidential Information prior to submission. For clarity, Editas shall not have any right, and shall not grant to any other Person the right, to publish or publicly disclose any research results relating to a Licensed Product in the Field during the Term.

6.4 Press Releases; Disclosure of Agreement. The Parties shall reasonably cooperate and mutually agree on an initial press release to be made by Beam regarding the execution of this Agreement. Neither Party shall issue or cause the publication of any other press release or public announcement regarding the terms of this Agreement without the express prior approval of the other Party other than as required by Law or the rules of any stock exchange, provided that if any such publication, press release or public announcement is required by Law, the Party obligated to make such publication, press release or public announcement shall, if practicable, notify the other Party in advance thereof and reasonably consider any timely comments from such other Party, including any reasonable request to limit such publication, press release or public announcement.

6.5 Use of Names. Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each, except for those disclosures for which consent has already been obtained. In addition, Beam shall not, use or register the name “The Broad Institute, Inc.,” “Wyss Institute for Biologically Inspired Engineering at Harvard University,” “President and Fellows of Harvard College,” “Massachusetts Institute of Technology,” “The Rockefeller University,” “University of Tokyo,” “TODAI TLO, Ltd.,” “Wageningen University,” “Wageningen University & Research,” “University of Iowa Research Foundation,” “University of Iowa,” “The General Hospital Corporation,” “Massachusetts General Hospital,” “MGH” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify such Persons or any of such Persons’ schools, units, divisions or affiliates or any trustee, director, officer, staff member, employee, student or other agent of such Person (“Institution Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, such Person. Without limiting the foregoing, Beam shall cease all use of Institution Names as permitted under or in connection with this Agreement on the termination or expiration of this Agreement except as otherwise approved in writing by the applicable Institution or MIT, as applicable. Beam shall not use or register the name “Howard Hughes Medical Institute” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify HHMI or any unit of HHMI (“HHMI Names”) or of any HHMI employee (including Dr. David Liu and Dr. Luciano Marraffini) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to an HHMI Name or any HHMI employees (including Dr. David Liu and Dr. Luciano Marraffini) in press releases or similar materials intended for public release is approved by HHMI in advance.

6.6 Termination of Prior Agreement. This Agreement supersedes and replaces the Confidentiality Agreement by and between the Parties dated as of June 28, 2017 (the “Existing Confidentiality Agreement”). All information exchanged between the Parties under the Existing Confidentiality Agreement shall be deemed Confidential Information of the respective Disclosing Party hereunder and shall be subject to the terms of this ARTICLE 6.

6.7 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 6.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

7.1.1 such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

7.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

7.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

7.1.4 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

7.1.5 no Governmental Authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to conduct clinical trials or to seek or obtain Regulatory Approvals.

7.2 Representations and Warranties of Editas. Editas hereby represents and warrants to Beam, as of the Effective Date except in the case of Section 7.2.5 which is as of the date of Editas’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on or about May 4, 2018 (“Form 10-Q”), that, except as Editas has disclosed to Beam in Schedule 7.2 or the Form 10-Q:

7.2.1 Editas is the sole and exclusive owner of, or has Control via a license from the Institutions to, the Subject Patents;

7.2.2 Editas has the right to grant all rights and licenses it purports to grant to Beam under this Agreement;

7.2.3 Editas has not granted any right or license to any Third Party relating to any of the Subject Patents that conflicts or interferes with any of the rights or licenses granted hereunder with respect to the Subject Patents;

7.2.4 To its knowledge, the Subject Patents are valid and enforceable and Editas has complied (and, to its knowledge, the Institutions have complied) with all Laws and duties of candor with respect to the filing, prosecution and maintenance of the Subject Patents. Editas has paid (with respect to Subject Patents for which it is responsible for prosecution and maintenance) and, to Editas’s knowledge, the Institutions have paid (with respect to Subject Patents for which Institutions are responsible for prosecution and maintenance) all maintenance and annuity fees with respect to the Subject Patents due as of the Effective Date. Except as identified in Schedule 7.2, no action or proceeding regarding inventorship of a Subject Patent has been brought or threatened in writing;

7.2.5 It has not received written notice of any claims, and there are no judgments or settlements against or owed by Editas, or to the knowledge of Editas, any pending or threatened claims or litigation, in each case relating to the Subject Patents; and

7.2.6 Editas has provided to Beam true and correct partially-redacted copies of all Institutional In-Licenses in their current form, which Institutional In-Licenses are in full force and effect; Editas is not in material breach and, to its knowledge, none of the Institutions are in material breach of the Institutional In-Licenses, and Editas has not received any notice of breach of the Institutional In-Licenses. None of the redactions made to the Institutional In-Licenses provided to Beam by Editas contain provisions that would be reasonably considered material to Beam’s assessment of the transaction underlying this Agreement or the terms of this Agreement.

7.3 Additional Covenants. Editas agrees that, during the Term:

7.3.1 Editas will, and will cause its Affiliates to, (i) not enter into or amend any agreement with any Third Party, including the Institutions, which amendment or agreement materially adversely affects the rights granted to Beam hereunder or Editas’s ability to fully perform its obligations hereunder; and (ii) promptly furnish Beam with copies of all amendments to the Institutional In-Licenses executed following the Effective Date that directly relate to (A) the rights granted to Beam under this Agreement and (B) the Field (which, in each case, Editas may redact as necessary to protect confidential or commercially sensitive information); provided that, nothing in this Section 7.3.1 shall restrict Editas’s ability to amend, waive any right under or terminate any Institutional In-License; and

7.3.2 Editas shall promptly notify Beam in the event of the termination of any Institutional In-License and shall use Commercially Reasonable Efforts to assist Beam in obtaining a direct license from the applicable Institution if available pursuant to, and in accordance with, the sublicense survival terms of such Institutional In-License.

7.4 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, each Party disclaims any warranties with regards to: (a) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement; or (b) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE 8

INDEMNIFICATION; INSURANCE

8.1 Indemnification by Beam. Beam shall indemnify, defend and hold harmless:

8.1.1 Editas and its Affiliates, and its or their respective directors, officers, employees and agents, (each, an “Editas Indemnitee”) from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

a)

the negligence, recklessness or wrongful intentional acts or omissions of any Beam or its Affiliates or its or their respective directors, officers, employees and agents in connection with Beam’s performance of its obligations or exercise of its rights under this Agreement;

b)	any breach of any representation or warranty or express covenant made by Beam under ARTICLE 7 or any other provision under this Agreement;

c)	failure by Beam to comply with any Law; or

d)

any Development of a Licensed Product conducted by or on behalf of Beam, its Affiliates or sublicensees, and the manufacture and Commercialization by Beam, its Affiliates, licensees or sublicensees of any Licensed Product, including (i) any product liability, personal injury, property damage or other damage and (ii) the infringement of any patent or other intellectual property rights of any Third Party, in each case of clause (i) and (ii) resulting from any of the foregoing activities described in this Section 8.1.1(d), except, in each case of clauses (a) through (d) of this Section 8.1.1, to the extent any such Losses or Claims result from (x) the gross negligence or willful misconduct of an Editas Indemnitee or (y) from the breach of any representation or warranty or obligation under this Agreement by Editas or (z) are subject to indemnification by Editas under Section 8.2.

8.1.2 MGH and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees and agents, and their respective successors, heirs and assigns (“MGH Indemnitees”) from and against any and all Losses, arising out of or resulting from any and all Actions (as defined in the 2016 MGH Agreement) relating to (a) product liability concerning any Licensed Product made, used, sold or performed by Beam, its Affiliate or sublicensee pursuant to any right or license sublicensed by Editas to Beam under the 2014 MGH or 2016 MGH Agreement, as applicable, or (b) the practice of any Patents and/or any right sublicensed by Editas to Beam under the 2014 MGH Agreement or 2016 MGH Agreement, as applicable, except, in each case of clause (a) and (b), to the extent such Action results directly from the gross negligence or willful misconduct of an MGH Indemnitee.

8.1.3 To the extent that Patents licensed under the Cas9-1 Agreement, Cas9-II Agreement or Cpf1 Agreement are Licensed Patents hereunder, HHMI, Harvard, Broad, MIT, UTokyo, Wageningen, Iowa, Rockefeller and each of their current and former directors, governing board members, trustees, officers, faculty, affiliated investigators, medical and professional staff, employees, students and agents, and their respective successors, heirs and assigns (“Institution Indemnitees”), as set forth in Section 9.1 of the Cas9-I Agreement, Section 9.1 of the Cas9-II Agreement and/or Section 9.1 of the Cpf1 Agreement, as applicable.

8.2 Indemnification by Editas. Editas shall indemnify, defend and hold harmless Beam and its Affiliates, and its or their respective directors, officers, employees and agents (each, and “Beam Indemnitee”), from and against any and all Losses, arising out of or resulting from any and all Claims based upon:

8.2.1 the negligence, recklessness or wrongful intentional acts or omissions of Editas or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Editas’s performance of its obligations or exercise of its rights under this Agreement;

8.2.2 any breach of any representation or warranty or express covenant made by Editas under ARTICLE 7 or any other provision under this Agreement; or

8.2.3 failure by Editas to comply with any Law,

except, in each case of Sections 8.2.1, 8.2.2 or 8.2.3, to the extent any such Losses or Claims result from (x) the gross negligence or willful misconduct of a Beam Indemnitee or (y) from the breach of any representation or warranty or obligation under this Agreement by Beam or (z) are subject to indemnification by Beam under Section 8.1.

8.3 Procedure. A Person entitled to indemnification under this ARTICLE 8 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 8.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including attorney fees, reasonably incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

8.4 Insurance. Beam shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for the activities to be conducted by it under this Agreement and as are consistent with the requirements of the Institutional In-Licenses (to the extent the Patents licensed under such Institutional In-License(s) are Licensed Patents hereunder). Beam shall furnish to Editas evidence of such insurance upon request and add any additional insured as may be contemplated by the Institutional In-Licenses.

8.5 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 6 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 8, NEITHER EDITAS NOR BEAM, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSEES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR LICENSEES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement is effective as of the Effective Date and shall continue in full force and effect unless earlier terminated by a Party in accordance with Section 9.2, 9.3, 9.4 or 9.5 and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the Royalty Term with respect to such Licensed Product in such country.

9.2 Termination by Beam at Will. Beam shall have the right, at its sole discretion, exercisable at any time during the Term, to terminate this Agreement [**], upon [**] days’ prior written notice to Editas.

9.3 Termination for Material Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under applicable Law or in equity, terminate this Agreement if the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations hereunder, and such default shall have continued for [**] days (or, in the case of a payment breach by Beam, [**] days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged breach. Any such termination of this Agreement under this Section 9.3 shall become effective at the end of such [**]-day or [**]-day (as applicable) cure period, unless the Breaching Party has cured such breach or default prior to the expiration of such cure period, or if such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, the Non-Breaching Party’s right to termination [**]; provided that in no event shall such extension of the Breaching Party’s right to cure extend beyond [**] days after the expiration of the original cure period. The right of either Party to terminate this Agreement as provided in this Section 9.3 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

9.4 Termination for Patent Challenge by Beam. In the event of a Patent Challenge by Beam or any of its Affiliates or sublicensees, then Editas shall be entitled to terminate this Agreement in its entirety immediately upon written notice to Beam. Notwithstanding the foregoing, if a sublicensee of Beam initiates a Patent Challenge and the Institution licensor(s) of the Subject Patent(s) subject to such Patent Challenge has agreed or agrees that Beam, as Editas’s sublicensee under this Agreement, can terminate its sublicense with such sublicensee within a certain period of time and thereafter not be subject to termination of this Agreement with respect to such Subject Patent(s) as a result of the relevant Patent Challenge, then Editas will not have the right to terminate this Agreement pursuant to this Section 9.4 on account of a Patent Challenge by such Beam sublicensee if Beam terminates its sublicense with such sublicensee within such time period. For the avoidance of doubt, any participation by Beam, any of its Affiliates or sublicensees or its or their employees in any claim, challenge or proceeding that Beam, such Affiliates or sublicensees or such employees are required to participate in pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Beam, such Affiliates or sublicensees or such employees shall not constitute a Patent Challenge under this Section 9.4 and shall not give rise to Editas’s right to terminate any license hereunder.

9.5 Bankruptcy. Either Party may terminate the Agreement if the other Party makes a voluntary or involuntary general assignment of its assets for the benefit of creditors, a petition in bankruptcy is filed by or against the other Party and is not dismissed in [**] days, or a receiver or trustee is appointed for all or any part of the other Party’s property.

9.6 Consequences of Termination.

9.6.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release any Party of any obligation or liability which, at the time of such expiration or termination, has already accrued or which is attributable to a period prior to such expiration or termination.

9.6.2 Termination of Rights.

a)

Upon termination of this Agreement in its entirety, all rights and licenses granted by Editas to Beam hereunder (including the right to exercise Options and obtain such licenses) shall immediately terminate; provided that any sublicense by Beam under any sublicense or license granted by Editas to Beam under this Agreement will, at the sublicensee’s written election delivered to Editas within [**] days of Beam being provided with written notice or having knowledge of such termination, and to the extent permitted under the Institutional In-Licenses, survive such termination on the condition that (i) the relevant sublicensee is not, at the time of such termination, in material breach of any of its obligations under such sublicense and (ii) all amounts owed, as of the date of termination of this Agreement, by Beam to Editas or the Institutions hereunder have been paid in full. In order to effect this provision, at the request of the sublicensee, Editas shall use Commercially Reasonable Efforts, in good faith, to enter into a direct license with the sublicensee on substantially the same terms as the sublicense to the extent such terms relate to the sublicensed technology; provided that (1) the financial terms of such direct license will be the same terms as set forth in this Agreement with respect to the sublicensed technology (including with respect to Institutional In-License costs pursuant to Section 4.6), (2) the applicable sublicensee shall pay all amounts that, but for the termination of this Agreement, would have become payable by Beam or such sublicensee to Editas or the Institutions pursuant to this Agreement prior to the date upon which Editas and such sublicensee enter into such direct license; provided that, in the event that more than one sublicense had been granted by Beam prior to the date of such termination and more than one such sublicensee has elected to enter into a direct license with Editas pursuant to this Section 9.6.2(a), then the total amount payable to Editas pursuant to this clause (2) shall be appropriately allocated among such sublicensees so that Editas does not receive from such sublicensees an aggregate amount that is more than the amount owed to it by Beam pursuant to this Agreement prior to such termination, (3) Editas will not be required to undertake obligations in addition to those required by this Agreement and (4) Editas’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license, provided, further, that in no case shall Editas be required to negotiate with such sublicensee for a direct license for more than [**] days from the date of the sublicensee’s notice of its intent to enter into a direct license.

b)

Upon termination of this Agreement with respect to a Family of Patents under Section 9.2, all Patents within such Family shall no longer be deemed Licensed Patents or Subject Patents hereunder as of the effective date of such partial termination, provided that any sublicense by Beam with respect to such Family under any sublicense or license granted by Editas to Beam under this Agreement, at the sublicensee’s written election delivered to Editas within [**] days of Beam being provided with written notice or having such knowledge of such termination, and to the extent permitted under the Institutional In-Licenses, survive such partial termination on the condition that (i) the relevant sublicensee is not, at the time of such partial termination, in material breach of any of its obligations under such sublicense and (ii) all amounts owed with respect to such Family, as of the date of such partial termination, by Beam to Editas and/or the Institutions hereunder have been paid in full. In order to effect this provision, at the request of the sublicensee, Editas shall use Commercially Reasonable Efforts, in good faith, to enter into a direct license with the sublicensee on substantially the same terms as the sublicense to the extent such terms relate to the sublicensed technology; provided that (1) the financial terms of such direct license will be the same terms as set forth in this Agreement with respect to the sublicensed technology (including with respect to Institutional In-License costs pursuant to Section 4.6), (2) the applicable sublicensee shall pay all amounts that, but for the partial termination of this Agreement, would have become payable by Beam or such sublicensee with respect to the applicable Family to Editas or the Institutions pursuant to this Agreement prior to the date upon which Editas and such sublicensee enter into such direct license; provided that, in the event that more than one sublicense had been granted by Beam prior to the date of such termination and more than one such sublicensee has elected to enter into a direct license with Editas pursuant to this Section 9.6.2(b), then the total amount payable to Editas pursuant to this clause (2) shall be appropriately allocated among such sublicensees so that Editas does not receive from such sublicensees an aggregate amount that is more than the amount owed to it by Beam pursuant to this Agreement prior to such termination, (3) Editas will not be required to undertake obligations in addition to those required by this Agreement, and (4) Editas’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license, provided, further, that in no case shall Editas be required to negotiate with such sublicensee for a direct license for more than [**] days from the date of the sublicensee’s notice of its intent to enter into a direct license.

9.7 Beam Option to Continue In Lieu of Termination. If Beam has the right to terminate this Agreement under Section 9.3, but does not desire to exercise such right, Beam may elect to exercise its rights under this Section 9.7 in lieu of exercising its right to terminate the Agreement under Section 9.3 by providing written notice of such election to Editas prior to the date that otherwise would have been the effective date of termination had Beam exercised its right under Section 9.3 to terminate this Agreement; provided that (a) Beam has provided notice to Editas asserting the alleged breach as required by Section 9.3, (b) Editas fails to cure such breach prior to the applicable cure period and (c) Editas has not notified Beam that it (i) disputes that it is in material breach or (ii) contends that it cured such material breach within the applicable cure period. In the event of such an election, the Agreement shall continue in full force and effect except that (x) the [**] percent ([**]%) royalty due under Section 4.7(a) with respect to Net Sales of a Licensed Product not Covered by an Editas-Owned Patent in addition to the Institutional Royalty Rate shall be reduced from [**] percent ([**]%) to [**] percent ([**]%) of Net Sales and (y) the [**] percent ([**]%) or [**] percent ([**]%) royalty due under Section 4.7(b) with respect to Net Sales of a Licensed Product Covered by an Editas-Owned Patent shall be reduced by [**] percent ([**]%) of the royalty otherwise due under Section 4.7(b). If Beam elects to exercise its rights under this Section 9.7 in lieu of exercising its right to terminate the Agreement under Section 9.3, the remedy set forth in this Section 9.7 shall be Beam’s sole and exclusive remedy and Editas’s sole and exclusive obligation with respect to any material breach giving rise to Beam’s right to terminate this Agreement under Section 9.3. For clarity, if Beam has the right to terminate this Agreement under Section 9.3 and does not elect to exercise its rights under this Section 9.7, then, whether or not Beam terminates this Agreement, Beam may exercise any other remedies available to it under this Agreement, at Law or in equity.

9.8 Non-Exclusive Remedy. Termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

9.9 Survival. In addition to this Section 9.9, the following provisions (including any definitions necessary for the interpretation thereof) shall survive expiration or termination of this Agreement and continue to be enforceable: Section 4.2, Section 4.8 (solely with respect to accrued but unpaid amounts as of the effective date of termination and reports with respect thereto), Section 4.11 (solely with respect to accrued but unpaid amounts as of the effective date of termination), Section 4.12, Section 9.6, Section 9.8, ARTICLE 6, ARTICLE 8 and ARTICLE 10.

ARTICLE 10

MISCELLANEOUS

10.1 Intended Third Party Beneficiaries.

10.1.1 Beam acknowledges and agrees that for so long as any Licensed Patents are licensed by Editas from Institutions (as defined in the Cas9-I License, Cas9-II License or Cpf1 License, as applicable) or any of the Optioned Patents that are still subject to an Option are licensed by Editas from the Institutions:

a) solely with respect to the Cas9-I License, Harvard and Broad are intended third party beneficiaries of this Agreement for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of this Agreement and enforcing the right to terminate this Agreement for breach of the patent challenge, indemnification and insurance provisions of this Agreement; and HHMI, MIT and Rockefeller are intended third party beneficiaries of this Agreement for the purpose of enforcing HHMI’s and MIT’s respective rights, including indemnification and insurance provisions, under the Cas9-I License;

b) solely with respect to the Cas9-II License, Broad is an intended third party beneficiary of this Agreement for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of this Agreement and enforcing the right to terminate this Agreement for breach of the patent challenge, indemnification and insurance provisions of this Agreement; and Broad, Harvard, MIT and Iowa are intended third party beneficiaries of this Agreement for the purpose of enforcing Broad’s, Harvard’s, MIT’s and Iowa’s respective rights, including indemnification and insurance provisions, under the Cas9-II License; and

c) solely with respect to the Cpf1 License, Broad is an intended third party beneficiary of this Agreement for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of this Agreement and enforcing the right to terminate this Agreement for breach of the patent challenge, indemnification and insurance provisions of this Agreement; and Broad, Harvard, MIT, UTokyo and Wageningen are intended third party beneficiaries of this Agreement for the purpose of enforcing Broad’s, Harvard’s, MIT’s, UTokyo’s and Wageningen’s respective rights, including indemnification and insurance provisions, under the Cpf1 License.

10.1.2 Beam acknowledges and agrees that for so long as any Licensed Patents are licensed by Editas from MGH or any of the Optioned Patents that are still subject to an Option are licensed by Editas from MGH, and solely with respect to the 2014 MGH Agreement and the 2016 MGH Agreement, MGH is an intended third party beneficiary of this Agreement for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of this Agreement.

10.2 Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 10.2 within [**] days after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 10.3.

10.3 Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

10.3.1 Additional Issues. Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

10.3.2 No Arbitration of Patent Issues. Any dispute, controversy or claim under this Agreement relating to the scope, validity, enforceability or infringement of any Patent Covering the manufacture, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such Patent was granted or arose.

10.3.3 Arbitration Procedure. Any arbitration pursuant to this ARTICLE 10 will be held in Boston, MA, United States unless another location is mutually agreed by the Parties. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] days after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided that, the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators. If the Parties fail to agree on a mutually acceptable arbitrator within [**] days after the Arbitration Request, then the arbitrator shall be selected by the Boston,

MA office of the AAA. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within [**] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. Subject to Section 8.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

10.3.4 Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

10.3.5 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

10.3.6 Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 6.

10.4 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles; provided that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

10.5 Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in Section 2.3.2 and this Section 10.5. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Further, each Party may assign this Agreement, and all of its rights and obligations, without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets to which this Agreement relates; provided that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. If any assignment of this Agreement by Beam (or one of Beam’s Affiliates) to an Affiliate would result in withholding taxes that did not exist prior to such assignment (e.g., through a change in such assigning entity’s jurisdiction of incorporation or residence for tax purposes), then the amount of any payment by such Affiliate hereunder shall be increased so that the net amount payable to Editas after the deduction of all incremental withholding taxes incurred as a result of such assignment equals the amount of the payment that would otherwise have been payable but for such assignment. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 10.5 shall be null and void. If a Party assigns this Agreement in whole or in part to an Affiliate or Third Party as permitted by this Section 10.5, (x) the assigning Party shall thereafter remain liable for the performance by such assignee of all of such Party’s financial obligations hereunder and the other Party may enforce such financial obligations against the assigning Party without first seeking to obtain performance from the assignee or exercising any other remedy or right that the enforcing Party may have and (y) the assigning Party shall thereafter remain liable for causing such assignee to perform all of the assigning Party’s non-financial obligations hereunder.

10.6 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s), licensees and sublicensees.

10.7 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Editas or Beam, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [**] days, after which time Editas and Beam shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

10.8 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Editas,

addressed to:	Editas Medicine, Inc.
11 Hurley Street
Cambridge, MA 02141
Attn: Chief Executive Officer
Copy to: [**]
Facsimile: [**]

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Barrett, Esq.
E-mail: Steven.Barrett@wilmerhale.com
Telephone: (617) 526-6000
Facsimile: (617) 526-5000
If to Beam,

And prior to October 1, 2018, addressed to:	Beam Therapeutics Inc.
325 Vassar St.
Suite 2A
Cambridge, MA 02139
Attn: Chief Executive Officer
E-mail: [**]

And following October
1, 2018, addressed to:	Beam Therapeutics Inc.
26 Landsdowne Street
Cambridge, MA 02139
Attn: Chief Executive Officer
E-mail: [**]

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Telephone: (617) 951-7826
Facsimile: (617) 235-0706
E-mail: [**]

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof.

If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

10.9 Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

10.10 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.12 Entire Agreement. This Agreement, together with the Exhibits hereto and the Transaction Agreements, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

10.13 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

10.14 Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

10.15 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates, licensees or sublicensees shall be maintained in accordance with GAAP to the extent such books and records are subject to an audit right under this Agreement.

10.16 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

10.17 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

10.18 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

10.19 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the dates set forth below.

EDITAS MEDICINE, INC.		BEAM THERAPEUTICS INC.

By:	/s/ Andrew Hack	By:	/s/ John Evans
Name:	Andrew Hack	Name:	John Evans
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Date:	5/9/2018	Date:	5/9/2018

[Signature Page to License Agreement]

Schedule 7.2

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A-1

Exhibit A

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A-2

Exhibit B

Licensed Patents

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